April 5, 2000

PERSONAL AND CONFIDENTIAL

Mr. Larry W. Dillon
Texas-New Mexico Power Company
4100 International Plaza
Fort Worth, Texas 76109

Dear Mr. Dillon:

          We are pleased to offer you the position of Vice President of Texas-New Mexico Power Company (the "Company") under the terms and conditions herein indicated. For purposes of this agreement the term "Company" shall also include any affiliate of Texas-New Mexico Power Company to which you are transferred during the term of this agreement with your consent.

          This agreement is effective as of and only upon the closing (the "Closing") as defined in the Agreement and Plan of Merger dated as of May 24, 1999 by an among SW Acquisition, L.P., ST Acquisition Corp. and TNP Enterprises, Inc. The terms and conditions set forth herein shall remain in effect until the third anniversary of the Closing, except as otherwise noted herein, provided you remain employed by the Company through such date. This agreement supersedes all previous agreements relating to your employment with the Company, including, but not limited to, your Texas-New Mexico Power Company Executive Agreement for Severance Upon Change in Control dated as of February 16, 1998 and all such agreements will have no further force and effect.

          During the term of this agreement, you will be entitled to annual compensation of not less than $330,000, payable as described below.

    Your annual salary will be $286,948, comprised of the following components: an annual Base Salary of $172,212, which shall be payable in accordance with the Company's customary payroll practices and an annual Bonus of $114,736, payable to you in a lump sum on each of the first, second and third anniversaries of the date hereof, provided that you have not terminated your employment with the Company as of the day immediately prior to the date of payment of such annual Bonus.

    You will be eligible to receive an annual incentive bonus ranging from 0% to 37.5% of your Base Salary if you remain employed by the Company through the end of each calendar year during the term of this agreement. The amount of your annual incentive bonus will be based on the attainment of certain pre-established financial and operational goals of the Company. Your target annual incentive bonus shall be equal to 25% of your Base Salary.

    In the event that the total compensation you receive during any of the three succeeding 12-month periods commencing on the date hereof, including your Base Salary, Bonus and incentive bonus, is less than $330,000, you shall be entitled to an additional bonus for such 12-month period equal to the amount of such shortfall, which amount shall be payable as soon as practicable following the first, second and third anniversaries of the date hereof, as applicable, provided that you have not terminated your employment with the Company prior to the completion of such 12-month period.

          You will be eligible for all of the Company's benefits, including major medical, dental, life, and long-term disability insurance, pension plan participation, excess benefit plan participation, thrift plan participation, deferred compensation plan participation, holiday pay and vacation pay, in accordance with the Company's plans and policies as in effect from time to time.

          Notwithstanding any other provision of this agreement, in the event that during the term of this agreement, your employment with the Company is terminated by you for Good Reason (as defined below) or by the Company for any reason other than for Cause (as defined below), you shall be entitled to receive (a) an amount equal to the product of (i) your average annual Base Salary received under this agreement prior to the date of your termination, and (ii) a fraction having a numerator equal to the number of months (or portion thereof) remaining from the date of such termination of employment until the third anniversary of the date hereof, and a denominator equal to 12, and (b) an amount equal to the product of (x) $114,736, and (y) a fraction having a numerator equal to the number of months (or portion thereof) you were employed by the Company in the year of your termination of employment, and a denominator equal to 12.

          In the event that during the term of this agreement, your employment with the Company is terminated for Cause, all rights under this agreement shall cease and you shall not be entitled to any additional compensation or payments hereunder.

          For the purposes of this agreement, Cause shall mean (i) your willful and continued failure to substantially perform your duties with the Company (excluding any failure resulting from your disability), subject to any appeal or grievance procedure set forth in the Company's Personnel Policy Manual; (ii) your performance of any act or acts constituting a felony involving moral turpitude and which results or is intended to result in damage or harm to the Company, whether monetary or otherwise, or which results in or is intended to result in improper gain or personal enrichment; or (iii) violations of the Company's Personnel Policy Manual, as constituted at any time prior to the expiration of this agreement, concerning personal conduct; provided, that the Company must follow its disciplinary procedures as set forth therein.

          For the purposes of this agreement, Good Reason shall mean any of the following (without your prior express written consent) (i) a material adverse change in your title, position, duties or responsibilities or you are assigned any duties or responsibilities materially inconsistent with your duties or responsibilities immediately prior to the execution of this agreement (provided, however, that a redesignation of your title, duties or responsibilities among TNP Enterprises, the Company and its primary affiliates shall not constitute Good Reason if your overall duties and status among TNP Enterprises, Inc., the Company and its primary affiliates are not substantially adversely affected); (ii) your compensation arrangements as provided in this agreement are decreased by the Company; (iii) your benefits under the employee benefit plans and programs of the Company are, in the aggregate, materially decreased; (iv) there is a material adverse change in your reporting rights and/or obligations; or (v) the Company requires you to relocate to a location more than sixty-five (65) miles from the location of your office immediately prior to the execution of this agreement. A termination for Good Reason under this agreement must occur within thirty (30) days after the event which first provides a basis for such termination.

          The Company's obligation to make the payments provided for in this agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In the event that your employment with the Company is terminated for any reason, other than for Cause, you shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement.

          In the event that a claim for payment or benefits under this agreement is disputed, or if the Company commences any proceedings in connection with your employment, you shall be reimbursed for all attorney fees and expenses incurred by you in pursuing such claim, provided that you are successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement. While such claim or proceeding is pending, the Company will reimburse you for such attorney fees and expenses on a regular, periodic basis, within thirty days following receipt by the Company of statements of such counsel. However, if you are not successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement, you agree to repay the Company within 30 days of such determination, an amount equal to the total amount that the Company has previously reimbursed you for legal fees and expenses in connection with such claim or proceeding.

          The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. For purposes of this paragraph, "Company" shall mean both the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law or otherwise.

          In the event that during the term of this agreement, your employment with the Company is terminated by you for Good Reason or by the Company for any reason other than for Cause, the Company shall pay you an amount equal to the sum of (i) any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1988, as amended (the "Code"), incurred by you as a result of the payment of any amounts under this agreement as a result of your termination of employment and (ii) any additional federal, state or local income tax liability (calculated at the highest effective rate applicable to individuals) and excise tax liability (under Section 4999 of the Code) attributable to payments made pursuant to this paragraph.

          The respective rights and obligations of the parties hereunder shall survive any termination of this agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

          No provisions of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement. This agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          If the above terms and conditions meet with your approval, please so indicate by countersigning this letter in the space provided below, returning on copy to me. We would be extremely pleased and proud to have you continue as a member of our TNP team.

Sincerely,
TEXAS-NEW MEXICO POWER COMPANY

By: /S/ Kevern R. Joyce

Agreed to and accepted this 5th day of April, 2000.

  /S/   Larry W. Dillon

     Larry W. Dillon